CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into by and between Endeavour International Corporation (the “Company”), a Nevada corporation, and Mr. John N. Seitz (“Mr. Seitz”).

WHEREAS, Mr. Seitz has extensive expertise and experience in oil and gas exploration and production; and

WHEREAS, the Company wishes to continue to benefit from the expertise and experience of Mr. Seitz; and

WHEREAS, the Company desires to engage Mr. Seitz to perform services for it in accordance with this Agreement; and

WHEREAS, Mr. Seitz desires to provide such services on the terms and conditions of this Agreement;

NOW THEREFORE, the parties hereto agree as follows:

1. Effect of Agreement. This Agreement supersedes and replaces the Employment Agreement between the parties hereto entered into as of February 26, 2004. The parties agree that nothing in this Agreement or the termination of the previous Employment Agreement will result in an acceleration of the vesting of Mr. Seitz’s existing stock options or restricted stock outstanding under existing stock option agreements and restricted stock agreements. The existing stock options and restricted stock shall continue to vest upon the schedules provided for under such agreements so long as Mr. Seitz is providing services to the Company under this Agreement.

2. Term of Agreement. The term of this Agreement shall continue through December 31, 2008. Either party may terminate this Agreement on 30 days written notice after December 31, 2007.

3. Mr. Seitz’s Duties. During the term of this Agreement, Mr. Seitz shall serve as a consultant to the Company on oil and gas exploration and other matters as may be requested by the Company. Mr. Seitz will devote such portion of his business time to the activities of the Company as shall be reasonably requested by the Company, with the understanding that this will be his primary business focus. Mr. Seitz will not accept any other positions or perform any other services which would compete with the activities of the Company or which would materially interfere with the performance of his duties or responsibilities hereunder.

4. Compensation. Beginning September 9, 2006, the Company will pay Mr. Seitz compensation of $300,000 per annum for his services. The Compensation Committee of the Board of Directors of the Company may grant Mr. Seitz a bonus for his services in the calendar year 2006, in an amount to be determined by the Compensation Committee.

5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

6. Arbitration. Either party may elect that any dispute or controversy arising under or in connection with this Agreement be settled by arbitration in Houston, Texas in accordance with the rules of the American Arbitration Association then in effect. If the parties cannot mutually agree on an arbitrator, then the arbitration shall be conducted by a three arbitrator panel, with each party selecting one arbitrator and the two arbitrators so selected selecting a third arbitrator. The findings of the arbitrator(s) shall be final and binding, and judgment may be entered thereon in any court having jurisdiction. The findings of the arbitrator(s) shall not be subject to appeal to any court, except as otherwise provided by applicable law. The arbitrator(s) may, in his or her (or their) own discretion, award legal fees and costs to the prevailing party.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of October 9, 2006.

ENDEAVOUR INTERNATIONAL CORPORATION

By: /s/ H. Don Teague

/s/ John N. Seitz
John N. Seitz